Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Equity Incentive Plan of Endurance Specialty Holdings Ltd. (the ‘‘Company’’) of our reports dated February 28, 2007, with respect to the consolidated financial statements of Endurance Specialty Holdings Ltd., and the Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Endurance Specialty Holdings Ltd., incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2006 and our report dated February 28, 2007 with respect to the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young
Hamilton, Bermuda
May 14, 2007